Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated August 9, 2024, on the financial statements of Unusual Machines, Inc. for the years ended December 31, 2023 and 2022, included herein on the registration statement of Unusual Machines, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

November 27, 2024